The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated March 9, 2022

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253432

(To Prospectus dated March 4, 2022

and Product Supplement dated February 24, 2021)

UBS AG Phoenix Autocallable Buffer Notes with Memory Interest

UBS AG $• linked to the shares of the SPDR® S&P 500® ETF Trust due March 20, 2023

Investment Description

UBS AG Phoenix Autocallable Buffer Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer“) linked to the shares of the SPDR® S&P 500® ETF Trust (the “underlying asset”). We also refer to an exchange-traded fund as an “ETF” herein. UBS will pay a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments, if the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier. Otherwise, no contingent interest payment will be paid on that interest payment date. UBS will automatically call the Notes early if the closing price of the underlying asset on any autocall observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you the principal amount of your Notes on the first following interest payment date, plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the closing price of the underlying asset on the valuation date (the “final price”) is equal to or greater than the downside threshold, on the maturity date UBS will repay your principal amount per Note plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier. If, however, the Notes are not called and the final price is less than the downside threshold, on the maturity date UBS will pay you an amount in cash (the “cash equivalent”) equal to the product of (a) a number of shares of the underlying asset per Note equal to the quotient of (i) the principal amount per Note divided by (ii) the downside threshold (the “share delivery amount”), multiplied by (b) the final price for each Note that you own, which will be worth less than your principal amount. Specifically, the value of the cash equivalent will decline at approximately 1.1765% for each 1% that the final price is less than the downside threshold. Investing in the Notes involves significant risks. You may receive the cash equivalent at maturity that will be worth less than your principal amount and you could lose some, and in extreme situations, all of your initial investment. Generally, a higher contingent interest payment on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent interest payments over the term of the Notes. Contingent interest payments should not be viewed as periodic interest payments. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Contingent Interest Payments — If the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier, UBS will pay a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments. For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on such later interest payment date, it will not be made again on any subsequent interest payment date. If the closing price of the underlying asset is less than the interest barrier on each of the interest observation dates (including the final valuation date), you will receive no contingent interest payments during the term of, and will not receive a positive return on, the Notes.
❑	Automatically Callable — If the closing price of the underlying asset on any autocall observation date is equal to or greater than the initial price, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier. If the Notes are not called, investors will have the potential for downside market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the final price is equal to or greater than the downside threshold, UBS will repay your principal amount per Note at maturity. If the final price is less than the downside threshold, UBS will pay you the cash equivalent at maturity for each Note that you own, which will be worth less than your principal amount and could be zero. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Strike Date	March 8, 2022
Trade Date**	March 9, 2022
Settlement Date**	March 14, 2022
Interest Observation Dates	See Page 4
Autocall Observation Dates	See Page 4
Valuation Date	March 15, 2023
Maturity Date	March 20, 2023
*	Expected. See page 2 for additional details.

**	We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the full downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The initial price of the underlying asset was its closing price on the strike date and not its closing price on the trade date, and the remaining terms of the Notes were also set on the strike date. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Contingent Interest Payment	Initial Price	Downside Threshold*	Interest Barrier*	Share Delivery Amount*	CUSIP	ISIN
Shares of the SPDR® S&P 500® ETF Trust	SPY	$30.875	$416.25	$353.81, which is 85.00% of the initial price	$353.81, which is 85.00% of the initial price	**	90279DP34	US90279DP342

* The downside threshold, interest barrier and share delivery amount are subject to adjustments in the case of certain corporate events described in the accompanying product supplement under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting, Discontinuance or Modification of an ETF”.

** For each note, a number of shares of the underlying asset equal to $1,000 divided by the downside threshold.

The estimated initial value of the Notes as of the trade date is expected to be between $961.20 and $991.20. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 24, 2021, the accompanying prospectus, dated March 4, 2022, and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the SPDR® S&P 500® ETF Trust	$•	$1,000.00	$•	$2.00	$•	$998.00
(1)	Certain fiduciary accounts will pay a purchase price of $998.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any underwriting discount or fees.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $2.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The fees and commissions referenced herein do not include additional transaction costs, fees or expenses included in the Underlying Asset which may be reflected in the price of the Underlying Asset. Please see “Key Risks — Risks Relating to Characteristics of the Underlying Asset” and “Information About the Underlying Asset” herein for more information.
J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. When you read the product supplement, please note that all references to the prospectus dated February 24, 2021, or to any sections therein, should refer instead to the prospectus dated March 4, 2022, or to the corresponding sections in that prospectus, unless otherwise specified or the context otherwise requires. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001042/ub55766407-424b2.htm
♦	Prospectus dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522066322/d319986d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Buffer Notes with Memory Interest” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated February 24, 2021, and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated March 4, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as that of an investment in the underlying asset or the stocks and other assets comprising the underlying asset (the “underlying constituents”).
♦	You believe the closing price of the underlying asset will be equal to or greater than the interest barrier on the specified observation dates (including the valuation date).
♦	You believe the final price will be equal to or greater than the downside threshold and, if it is less than the downside threshold, you can tolerate losing some or all of your principal amount at maturity.
♦	You are willing to invest in the Notes based on the contingent interest payment, downside threshold and interest barrier specified on the cover hereof.
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying asset and that any potential positive return is limited to the contingent interest payments indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying asset.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to invest in Notes that may be called prior to maturity and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk as that of an investment in the underlying asset or the underlying constituents.
♦	You believe the closing price of the underlying asset will be less than the interest barrier on the specified observation dates (including the valuation date).
♦	You believe the final price will be less than the downside threshold, which could result in the loss of some or all of your initial investment.
♦	You are unwilling to invest in the Notes based on the contingent interest payment, downside threshold or interest barrier specified on the cover hereof.
♦	You seek an investment that participates in the appreciation in the price of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the price of the underlying asset.
♦	You seek guaranteed current income from your investment or you prefer to receive any dividends paid on the underlying asset.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset and the underlying constituents.
♦	You are unable or unwilling to hold Notes that may be called prior to maturity, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 53 weeks, unless called earlier.
Underlying Asset	The shares of the SPDR® S&P 500® ETF Trust
Contingent Interest Payment

If the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the closing price of the underlying asset on any interest observation date (including the valuation date) is less than the interest barrier, the contingent interest payment applicable to such interest observation date will not be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount. Each contingent interest payment, and any previously unpaid contingent interest payments, will be $30.875 on any interest payment date where the above conditions are satisfied.

Memory Interest Feature

If a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing price of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing price of the underlying asset is equal to or greater than the interest barrier on the relevant interest observation date.

For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on a later interest payment date, it will not be made again on any subsequent interest payment date.

If the closing price of the underlying asset is less than the interest barrier on each of the interest observation dates (including the valuation date), you will receive no contingent interest payments during the term of, and will not receive a positive return on, the Notes.

Share Delivery Amount (per Note)(1)	A number of shares of the underlying asset equal to (i) the principal amount per Note divided by (ii) the downside threshold.
Automatic Call

The Notes will be called automatically if the closing price of the underlying asset on any autocall observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier. No further amounts will be owed to you under the Notes after the applicable call settlement date.

Payment at Maturity (per Note)

If the Notes are not called and the final price is equal to or greater than the downside threshold, on the maturity date UBS will pay you a cash payment equal to the principal amount.

As discussed under “Contingent Interest Payment”, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier

If the Notes are not called and the final price is less than the downside threshold, on the maturity date UBS will pay the cash equivalent, which will be worth less than your principal amount, if anything. Specifically, the value of the cash equivalent will decline at approximately 1.1765% for each 1% that the final price is less than the downside threshold.

In this scenario, you will lose some or all of your initial investment in the Notes.

Cash Equivalent	An amount in cash equal to the product of (a) the share delivery amount multiplied by (b) the final price.
Downside Threshold(1)	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price as specified on the cover hereof.
Interest Barrier(1)	A specified price of the underlying asset that is less than the initial price, equal to a percentage of the initial price as specified on the cover hereof.
Initial Price(1)	The closing price of the underlying asset on the strike date and not its closing price on the trade date, as specified on the cover hereof.
Final Price(1)	The closing price of the underlying asset on the valuation date.

(1)	As determined by the calculation agent and as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting, Discontinuance or Modification of an ETF in the accompanying product supplement.
(2)	Subject to postponement by the Calculation Agent as described under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.

2

Investment Timeline

Strike Date	The initial price is observed and the final terms of the Notes are set.
¯
Each Interest Observation Date

If the closing price of the underlying asset on any interest observation date (including the valuation date) is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the closing price of the underlying asset on any interest observation date (including the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date.

¯
Each Autocall Observation Date	If the closing price of the underlying asset is equal to or greater than the initial price on any autocall observation date, the Notes will be called and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount. As discussed above, UBS will also pay any contingent interest payment otherwise due on the call settlement date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier.
¯
Maturity Date

The final price is observed on the valuation date.

If the Notes are not called and the final price is equal to or greater than the downside threshold, on the maturity date UBS will pay you a cash payment per Note equal to the principal amount.

As discussed above, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates pursuant to the memory interest feature.

If the Notes are not called and the final price is less than the downside threshold, on the maturity date UBS will pay you the cash equivalent for each Note you own which will be worth less than your principal amount, if anything. Specifically, the value of the cash equivalent will decline at approximately 1.1765% for each 1% that the final price is less than the downside threshold.

In this scenario, you will lose some or all of your initial investment in the Notes.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

3

Observation Dates(1) and Interest Payment Dates(1)(2)

Interest Observation Dates	Interest Payment Dates
June 8, 2022*	June 13, 2022**
September 8, 2022*	September 13, 2022**
December 8, 2022*	December 13, 2022**
Valuation Date	Maturity Date
*	This date is also an autocall observation date.
**	This date is also a potential call settlement date.
(1)	Subject to the market disruption event provisions set forth under “General Terms of the Securities —Market Disruption Events” in the accompanying product supplement.
(2)	Three business days following each observation date, except that the interest payment date with respect to the valuation date is the maturity date.

4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not called and the final price is less than the downside threshold, at maturity, UBS will pay you the cash equivalent for each Note you own, the value of which will be worth less than your principal amount and could be zero. Specifically, the value of the cash equivalent will decline at approximately 1.1765% for each 1% that the final price is less than the downside threshold. The percentage decline in the value of the cash equivalent will be at a proportionately higher percentage relative to any percentage decline in the final price of the underlying asset below the downside threshold. Therefore, the further the final price has declined from the downside threshold, the closer your loss of principal will be to the decline of the underlying asset from the initial price and you could lose some, and in extreme situations, all of your initial investment.
♦	Contingent repayment of principal applies only at maturity — The contingent repayment of the principal amount applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the then-current price of the underlying asset is equal to or greater than the downside threshold. You should be willing to hold your Notes to maturity.
♦	You may not receive any contingent interest payments — UBS will not necessarily make contingent interest payments on the Notes and thus contingent interest payments should not be viewed as periodic interest payments. If the closing price of the underlying asset on any interest observation date (including the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment on the related interest payment date. However, if a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing price of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing price of the underlying asset is equal to or greater than the interest barrier on the relevant interest observation date. If the closing price of the underlying asset is less than the interest barrier on all of the interest observation dates, UBS will not pay you any contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payments coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying asset or underlying constituents and you will not have the same rights as holders of the underlying asset or any underlying constituents — The return potential of the Notes is limited to the pre-specified contingent interest payments, regardless of the appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met prior to an automatic call or maturity. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment with respect to any interest observation date after the applicable call settlement date. Since the Notes could be called as early as the first potential call settlement date, your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the full downside market risk of the underlying asset even though you cannot participate in any appreciation in the price of the underlying asset or underlying constituents. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying asset. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying asset or any underlying constituents.
♦	A higher contingent interest payment or lower downside threshold or interest barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent interest payments, interest barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes were set. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the strike date, the greater the expectation is as of that date that the closing price of the underlying asset could be less than the interest barrier on any interest observation date (including the valuation date) and that the final price could be less than the downside threshold on the valuation date and, as a consequence, indicates an increased risk of not receiving a contingent interest payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent interest payment than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or interest barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent interest payment may indicate an increased risk of loss. Further, a relatively lower downside threshold and/or interest barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent interest payments. You should be willing to accept the downside market risk of the underlying asset and the potential to lose some or all of your initial investment.
♦	Reinvestment risk — The Notes will be called automatically if the closing price of the underlying asset is equal to or greater than the initial price on any autocall observation date. Conversely, the Notes will not be subject to an automatic call if the closing price of the underlying asset is less than the initial price on any autocall observation date, which generally coincides with a period of greater risk of receiving few or no contingent interest payments or principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early.

5

Risks Relating to Characteristics of the Underlying Asset

♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The price of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or the underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and prices, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituent issuers and, therefore, the underlying asset. You, as an investor in the Notes, should conduct your own investigation into the investment adviser of the underlying asset (the “underlying asset issuer”) and the underlying asset for your Notes. For additional information regarding the underlying asset and the underlying asset issuer, please see “Information About the Underlying Asset” herein and the underlying asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the closing price of the underlying asset will be equal to or greater than the interest barrier on each interest observation date or, if the Notes are not subject to an automatic call, that the final price will be equal to or greater than the downside threshold. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The value of the underlying asset may not completely track the value of the underlying constituents — Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its underlying constituents, the price of an ETF may not completely track the value of its underlying constituents. The price of the underlying asset will reflect transaction costs and fees that the underlying constituents in which an ETF invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the price of the underlying asset may not reflect its NAV.
♦	There is no affiliation between the underlying asset issuer or any underlying constituent issuer and UBS, and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying asset issuer or any underlying constituent issuer. We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or any underlying constituent issuer. However, we are not affiliated with the underlying asset issuer or any underlying constituent issuer and are not responsible for such issuers' public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset, underlying constituents, the underlying asset issuer and any underlying constituent issuer. Neither the underlying asset issuer nor any underlying constituent issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Neither the underlying asset issuer nor any underlying constituent issuer has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might adversely affect the market value of, or return on, your Notes.
♦	Failure of the SPDR® S&P 500® ETF Trust to track the level of its target index — While the SPDR® S&P 500® ETF Trust is designed and intended to track the level of a specific index as specified herein (its “target index”), various factors, including fees and other transaction costs, will prevent an ETF from correlating exactly with changes in the level of its target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, an ETF may not invest in all the securities, futures contracts or commodities comprising its target index but rather may invest in a representative sample of the assets comprising its target index. ETFs, including the SPDR® S&P 500® ETF Trust, are therefore subject to the risk that the investment strategy selected by its investment advisor does not successfully track the level of its target index, as discussed further herein. Accordingly, the performance of the SPDR® S&P 500® ETF Trust will not be equal to the performance of its target index during the term of the Notes.
♦	The SPDR® S&P 500® ETF Trust utilizes a passive indexing investment approach — The SPDR® S&P 500® ETF Trust is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the SPDR® S&P 500® ETF Trust, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its target index by investing in a portfolio of stocks that generally replicate or provide a representative sample of such target index. Therefore, unless a specific underlying constituent is removed from its target index, the SPDR® S&P 500® ETF Trust generally would not sell a security because the issuer of such underlying constituent (its “underlying constituent issuer”) was in financial trouble. In addition, the SPDR® S&P 500® ETF Trust is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

Estimated Value Considerations

♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price and volatility of the underlying asset, any expected dividends on the underlying asset and underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

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♦	The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time..
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We have determined the economic terms of the Notes on the strike date and we may hedge our obligations, at least in part, prior to, on or after the strike date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying asset issuer or any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine any amounts owed under the Notes based on the closing price of the underlying asset on any interest observation date, autocall observation date or the valuation date. The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date and whether the Notes are subject to an automatic call and the payment at maturity of the Notes based on observed prices of the underlying asset. The calculation agent may postpone any autocall observation date or interest observation date (including the valuation date) as applicable if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent interest payment, downside threshold and interest barrier, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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♦	The calculation agent can make antidilution and reorganization adjustments that affect the market value of, and return on, the Notes — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial price, share delivery amount, interest barrier, downside threshold and/or final price, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the contingent interest payment is payable to you on any interest payment date, whether the Notes are subject to an automatic call or any payment at maturity may be based on the equity security of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) the underlying asset is delisted or otherwise suspended from trading, the determination as to whether the contingent interest payment is payable to you on any interest payment date, whether the Notes are subject to an automatic call or any payment at maturity may be based on a substitute security. Following a delisting or suspension from trading or discontinuance of the underlying asset, the determination as to whether the contingent interest payment is payable to you on any interest payment date, whether the Notes are subject to an automatic call or any payment at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the accompanying product supplement. Accordingly, at maturity you may receive shares of a security other than the original underlying asset. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the market value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset or any underlying constituent, may adversely affect the price of the underlying asset and, therefore, the market value of, and return on, the Notes.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and any amounts payable on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.

Risks Relating to General Credit Characteristics

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payments with respect to an automatic call, contingent interest payment or any contingent repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the section below entitled “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards With Associated Contingent Coupons”, in the accompanying product supplement.

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Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes were determined on the strike date and are indicated on the cover hereof; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 12 months
Contingent Interest Payment:	$30.875 per interest payment date
Interest Observation Dates	Quarterly
Autocall Observation Dates:	Quarterly
Initial Price:	$100.00
Interest Barrier:	$85.00 (which is 85.00% of the initial price)
Downside Threshold:	$85.00 (which is 85.00% of the initial price)
Share Delivery Amount:*	For each note, a number of shares of the underlying asset equal $1,000 divided by the downside threshold

* If the Notes are not called and the final price is less than the downside threshold, UBS will pay you the cash equivalent for each Note you hold plus any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying asset was less than the interest barrier.

Example 1 — The Closing Price of the Underlying Asset is equal to or greater than the Initial Price on the first Autocall Observation Date.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$100.00 (equal to or greater than Interest Barrier and Initial Price)	$1,030.875 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,030.875 (3.0875% total return)

Because the closing price of the underlying asset is equal to or greater than the initial price on the first autocall observation date, UBS will pay you on the call settlement date a total of $1,030.875 per Note, reflecting your principal amount plus the applicable contingent interest payment, for a total return of 3.0875% on the Notes. Following an automatic call, no further amount will be owed to you under the Notes.

Example 2 — The Closing Price of the Underlying Asset is equal to or greater than the Initial Price on the third Autocall Observation Date.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$60.00 (less than Interest Barrier and Initial Price)	$0.00
Second Interest Observation Date and Autocall Observation Date	$85.00 (equal to or greater than Interest Barrier; less than Initial Price)	$61.750 (Contingent Interest Payment and previously unpaid Contingent Interest Payment with respect to the first Interest Observation Date)
Third Interest Observation Date and Autocall Observation Date	$120.00 (equal to or greater than Initial Price)	$1,030.875 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,092.625 (9.2625% total return)

Because the closing price of the underlying asset is equal to or greater than the initial price on the third autocall observation date, UBS will pay you on the call settlement date a total of $1,030.875 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payment of $61.750 received on the second interest payment date (which included the previously unpaid contingent interest payment with respect to the first interest observation date), UBS will have paid you a total of $1,092.625 per Note, for a total return of 9.2625% on the Notes. Following an automatic call, no further amount will be owed to you under the Notes.

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Example 3 — The Notes are NOT Called and the Final Price is equal to or greater than the Downside Threshold and Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$95.00 (equal to or greater than Interest Barrier; less than Initial Price)	$30.875 (Contingent Interest Payment)
Second through Third Interest Observation Dates and Autocall Observation Dates	Various (all less than Interest Barrier and Initial Price)	$0.00
Valuation Date	$92.00 (equal to or greater than Downside Threshold and Interest Barrier)	$1,092.625 (Principal Amount and Contingent Interest Payment plus previously unpaid Contingent Interest Payments with respect to the second through third Interest Observation Dates)
	Total Payment:	$1,123.500 (12.35% total return)

Because the Notes are not called and the final price is equal to or greater than the downside threshold and the interest barrier, at maturity UBS will pay you a total of $1,092.625 per Note, reflecting your principal amount plus the applicable contingent interest payment (which includes the previously unpaid contingent interest payments with respect to the second through third interest observation dates). When added to the contingent interest payment of $30.875 received on the first interest payment date, UBS will have paid you a total of $1,123.500 per Note for a total return of 12.35% on the Notes.

Example 4 — The Notes are NOT Called and the Final Price is less than the Downside Threshold and Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$93.00 (equal to or greater than Interest Barrier; less than Initial Price)	$30.875 (Contingent Interest Payment)
Second through Third Interest Observation Dates and Autocall Observation Dates	Various (all equal to or greater than Interest Barrier; less than Initial Price)	$61.750 (Aggregate Contingent Interest Payments)
Valuation Date	$40.00 (less than Downside Threshold and Interest Barrier)	Share Delivery Amount × Final Price =
($1,000/$85.00) x $40.00 = $470.588 (Payment at Maturity)
	Total Payment:	$563.213 (43.6787% loss)

Because the Notes are not called and the final price is less than the downside threshold and the interest barrier, at maturity UBS will pay you the cash equivalent of $470.588 per Note. When added to the contingent interest payments of $92.625 received with respect to the prior interest observation dates, UBS will have paid you a total of $563.213 per Note, for a loss of 43.6787% on the Notes.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying asset from the initial price to the final price. If the Notes are not called and the final price is less than the downside threshold, UBS will pay you the cash equivalent at maturity, which will be worth less than your principal amount and could be zero. Specifically, the value of the cash equivalent will decline at approximately 1.1765% for each 1% that the final price is less than the downside threshold, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call, contingent interest payment or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information about the Underlying Asset

All disclosures contained in this document regarding the underlying asset for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Exchange Act and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC can be located by reference to its SEC file number provided below.

SPDR® S&P 500® ETF Trust

We have derived all information contained herein regarding the SPDR® S&P 500® ETF Trust (the “SPY Trust”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the SPY Trust, PDR Services LLC (the “sponsor” or its “investment adviser”), the trustee of the SPY Trust, State Street Global Advisors Trust Company (the “trustee”) or its parent company, State Street Bank and Trust Company, and the index sponsor of the target index, as defined below.

The SPY Trust is a unit investment trust that issues securities called “Units” of the SPY Trust, each of which represents a fractional undivided ownership interest in the SPY Trust. The SPY Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “target index”). The target index is designed to measure the performance of 500 large-capitalization companies in the U.S. equity market. The target index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.

The SPY Trust is not actively managed. The SPY Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the target index. The trustee on a nondiscretionary basis adjusts the composition of the SPY Trust to conform to changes in the composition and/or weighting of securities in the target index. Although the SPY Trust may fail to own certain securities included in the target index at any particular time, the SPY Trust generally will be substantially invested in the securities included in the target index. The SPY Trust may or may not hold all of the securities that are included in the target index.

Select information regarding the SPY Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SPY Trust’s website. Expenses of the SPY Trust reduce the net asset value of the assets held by the SPY Trust and, therefore, reduce the value of the shares of the SPY Trust.

Shares of the SPY Trust are listed on the NYSE Arca under the ticker symbol “SPY”.

Information from outside sources including, but not limited to the prospectus related to the SPY Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SPY Trust or the target index.

Information filed by the SPY Trust with the SEC, including the prospectus for the SPY Trust, can be found by reference to its SEC file numbers: 033-46080 and 811-06125 or its CIK Code: 0000884394.

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Historical Information

The graph below illustrates the performance of the SPY Trust’s shares from January 1, 2012 through March 8, 2022, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the SPY Trust’s shares on March 8, 2022 was $416.25. The dotted line represents the interest barrier and the downside threshold of $353.81, which is equal to 85.00% of the initial price. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent interest payments as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent interest payments, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payments) and the amount you paid for your Notes. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to an interest payment date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

We will not attempt to ascertain whether any underlying constituent issuer or the underlying asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non-U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1260. Because the underlying asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences—Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

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Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

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Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent interest payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent interest payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition or maturity of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset or any underlying constituents, as applicable, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying constituents, as applicable, or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, any underlying constituents, as applicable, or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset, any underlying constituents, as applicable, or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $2.00 per $1,000 principal amount of Notes. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts may purchase the Notes for as low as the price specified on the cover hereof and the Agents may forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. Further, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the "UK"). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the "EUWA"); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the "FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA ("UK Prospectus Regulation"). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Dates and Interest Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	10
Information About the Underlying Asset	12
What Are the Tax Consequences of the Notes?	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	16

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-1
Coupons	PS-2
Early Redemption	PS-2
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-3
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-6
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-7
Risk Factors	PS-9
General Terms of the Securities	PS-23
Use of Proceeds and Hedging	PS-46
Material U.S. Federal Income Tax Consequences	PS-47
Certain ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflicts of Interest)	PS-70

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securites	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$•

UBS AG Phoenix Autocallable Buffer Notes
with Memory Interest
due March 20, 2023

Preliminary Pricing Supplement dated March 9, 2022

(To Product Supplement dated February 24, 2021

and Prospectus dated March 4, 2022)

UBS Investment Bank

J.P. Morgan Securities LLC

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